Exhibit 4.3

FIFTH THIRD BANCORP

2019 INCENTIVE COMPENSATION PLAN

As adopted February 7, 2019,

subject to shareholder approval

A-i

A-ii

A-iii

ARTICLE 1

ESTABLISHMENT, PURPOSE, AND DURATION

1.1.     Establishment of the Plan. On February 7, 2019, the Board of Directors of Fifth Third Bancorp (the “Company”) adopted, subject to the approval of shareholders, this incentive compensation plan known as the “Fifth Third Bancorp 2019 Incentive Compensation Plan” (hereinafter referred to as the “Plan”), which permits the grant of short-term and long-term incentive and other stock and cash awards. If approved by the shareholders, the Plan would replace the Fifth Third Bancorp 2017 Incentive Compensation Plan and no further awards would be made under such plan. Awards made under the Fifth Third Bancorp 2017 Incentive Compensation Plan will continue to be governed by the terms of that plan.

1.2.     Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees, Directors and Consultants of the Company and its Subsidiaries that will link their personal interests to the financial success of the Company and its Subsidiaries and to growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract and retain the services of Employees, Directors and Consultants upon whose judgment, interest and special efforts the successful conduct of their operations is largely dependent.

1.3.     Duration of the Plan. The Plan shall become effective on the date it is approved by the Company’s shareholders (the “Effective Date”), and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the 10th anniversary of the Effective Date of the Plan.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

2.1.    Definitions. Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

(a)    “Annual Incentive Award” has the meaning specified in Section 10.1.

(b)    “Award” includes, without limitation: Options, Stock Appreciation Rights, Performance–Based Awards, Dividend or Dividend Equivalent Rights, Stock Awards, Restricted Stock or Unit Awards, Cash Awards, Annual Incentive Awards or Other Incentive Awards that may be valued in whole or in part by reference to, or are otherwise based on, the Company’s Stock, performance goals or other factors, all on a stand-alone, combination or tandem basis, as described in or granted under this Plan.

(c)    “Award Agreement” means the agreement or other writing (which may be framed as a plan, program or notification, and which may be in electronic format) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(d)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)    “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)     “Cash Award” has the meaning specified in Section 10.2(c).

(g)    “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)	Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, or a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), as a result of acquiring, or during any 12-month period having acquired, voting securities of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then-outstanding securities.

(ii)	During any 12-month period (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new Director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office, who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

(iii)	The consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 60 percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

(iv)	The shareholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, if the payment of Stock or cash under an Award constitutes the payment of deferred compensation subject to Section 409A of the Code and the time or form of such payment is changed due to a Change in Control, such change in the time or form of payment shall not occur unless the event constituting the Change in Control is also a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)    “Committee” means the Fifth Third Bancorp Human Capital and Compensation Committee, or any such other committee designated by the Board of Directors to administer this Plan.

(j)    “Company” means Fifth Third Bancorp, an Ohio corporation, or any successor thereto as provided in Article 17 herein.

(k)    “Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company and/or a Subsidiary.

(l)    “Director” means a member of the Board of Directors of the Company or a board of directors of a Subsidiary, including for this purpose, any non-employee who serves as a regional director. For this purpose, Directors shall not include any person who is an Employee.

(m)  “Disability” means totally and permanently disabled as from time to time defined under the Long-Term Disability Plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A the Code would become payable upon Disability. “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.

(n)    “Dividend or Dividend Equivalent Rights” means a right to receive dividends or their equivalent in value in Stock, cash or in a combination of both in connection with an Award.

(o)    “Effective Date” means the date this Plan is approved by the Company’s shareholders.

(p)    “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(r)    “Fair Market Value” means (unless a different method of calculation is required by applicable law), on or as of any date, (i) the closing price of the Stock as reported by the Nasdaq Global Select Market (or, if the Stock is not listed for trading on the Nasdaq Global Select Market, then on such other national exchange upon which the Stock is then listed) for such date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or (ii) in the event that the Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

(s)    “Full-Value Award” means any Award under the Plan pursuant to which Shares may be issued, other than Options and SARs.

(t)    “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article 9 herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code (or any successor Section).

(u)    “Minimum Vesting Period” means a vesting period of not less than one year.

(v)    “Nonqualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article 9 herein, which is not intended to be an Incentive Stock Option.

(w)   “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(x)    “Other Incentive Award” has the meaning specified in Section 10.2(d).

(y)    “Participant” means an Employee, a Director or a Consultant who has been granted an Award under the Plan.

(z)    “Performance-Based Award” means a Performance Share, Performance Unit or other Award under which the receipt of Shares or cash is conditioned upon the attainment of Performance Goals.

(aa)    “Performance Goals” means the objectives, determined by the Committee, which are to be satisfied or met during the applicable Period of Restriction or Performance Period, as the case may be, as a condition to the Participant’s receipt of Shares or cash with respect to a Performance-based Award. Performance Goals shall be based on one or more of the following criteria: (i) return measures (including, but not limited to, total shareholder return, return on assets and return on equity), (ii) earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin and non-interest income), (iii) revenues, (iv) expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios and non-interest expense), (v) balance sheet measures (including, but not limited to, assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels and investments), (vi) enterprise risk management measures (including, but not limited to, interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits and financial ratings), (vii) Fair Market Value of the Stock, (viii) workforce, customer or market-related objectives (including, but not limited to, employee satisfaction, customer satisfaction, customer growth, number or type of customer relationships and market share), (ix) achievement of balance sheet or income statement objectives, or (x) any other objective or subjective goal established by the Committee. The criteria and objectives constituting Performance Goals may include adjustments to include or exclude the effects of certain events established by the Committee, including, but not limited to: changes in accounting standards or principles, tax law, or other such laws or provisions affecting reported results; a significant acquisition or divestiture; discontinued operations; litigation or claim judgments or settlements; or other unusual, infrequently occurring or unplanned items such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, and stock repurchases and loan loss provisions. The Performance Goals shall be measured for achievement or satisfaction during the Performance Period or Period of Restriction in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events or occurrences established by the Committee. Such performance criteria and objectives constituting the Performance Goals may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result.

(bb)    “Performance Period” shall have the meaning ascribed to it in Section 8.2.

(cc)    “Performance Share” means an Award representing the right to receive a payment equal to the value of a Share, granted to a Participant pursuant to Article 8 herein.

(dd)    “Performance Unit” means an Award representing the right to receive a payment based on the value of a unit, granted to a Participant pursuant to Article 8 herein.

(ee)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or receipt of Shares attributable to a Restricted Stock Unit is restricted, during which the Participant is subject to a substantial risk of forfeiture, pursuant to Article 7 herein.

  (ff)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(gg)    “Plan” means this Fifth Third Bancorp 2019 Incentive Compensation Plan, as herein described and as hereafter amended from time to time.

(hh)    “Predecessor Plans” means the Fifth Third Bancorp 2017 Incentive Compensation Plan, the Fifth Third Bancorp 2014 Incentive Compensation Plan, the Fifth Third Bancorp 2011 Incentive Compensation Plan and the Fifth Third Bancorp 2008 Incentive Compensation Plan, each as amended from time to time.

  (ii)    “Restricted Stock” means an Award of Stock subject to certain restrictions and forfeiture conditions, granted to a Participant pursuant to Article 7 herein.

  (jj)    “Restricted Stock Unit” means an Award representing the right to receive a payment equal to the value of one Share (or a percentage of such value in Shares), granted to a Participant pursuant to Article 7 herein. Awards of RSUs may include Dividend Equivalent Rights.

(kk)    “Retirement” means separation from service as an Employee, Director or Consultant for any reason (other than death, disability or under circumstances determined by the Company or a Subsidiary to constitute cause) on or after attaining the age and/or a combination of age and years of service with the Company and/or Subsidiary, if any, provided by the Committee in the applicable Award Agreement or any amendment or modification thereof as constituting “Retirement” for purposes of such Award.

  (ll)    “Stock” means the common stock without par value of the Company.

(mm)    “Shares” means shares of Stock.

(nn)    “Stock Appreciation Right” or “SAR” means an Award, granted to a Participant pursuant to Article 6 herein.

(oo)    “Stock Award” has the meaning specified in Section 10.2(a).

(pp)    “Subsidiary” shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

2.2.     Interpretation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Whenever the words “include,” “includes” or “including” are used in this Plan they shall be deemed to be followed by the words “without limitation.”

2.3.    Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3

ADMINISTRATION

3.1.    Authority of the Committee.

(a)    The Plan shall be administered by the Committee. Subject to the provisions of the Plan, including but not limited to Section 3.6 below, the Committee shall have all powers vested in it by the term of the Plan, such powers to include the authority to select, establish or determine:

(i)	The persons to be granted Awards under the Plan;

(ii)	the terms, conditions, form and amount of Awards to be made to each person selected;

(iii)	the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

(iv)	objectives and conditions for earning Awards;

(v)	the terms of each Award Agreement and any amendments or modifications thereof;

(vi)	whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period;

(vii)	if and when an Award may be deferred;

(viii)	whether the amount or payment of an Award should be reduced or eliminated; and

(ix)	the guidelines and/or procedures for the payment or exercise of Awards.

Notwithstanding the foregoing, no action of the Committee (other than pursuant to Section 4.2 or as otherwise permitted herein) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right or to receive payment of any other outstanding Award, materially adversely affect the rights of such person or persons with respect to such Awards.

3.2.     Decisions Binding. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its shareholders, Employees, and Participants and their estates and Beneficiaries, and such determinations and decisions shall not be reviewable.

3.3.    Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Article 3; provided, however, that, except as provided below, the Committee may not delegate its authority to grant or amend Awards under the Plan. The Committee may delegate to the Company’s chief executive officer, to other officers of the Company and/or to the Fifth Third Bancorp Pension, 401(k) and Medical Committee (or any similar or successor committees) its authority under this Article 3; provided that such delegation shall not extend to the grant or amendment of Awards or the exercise of discretion with respect to Awards to Employees who, at the time of such action, are officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act or members of the Board of Directors of the Company. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may be established from time to time by the Committee.

3.4.    Award Agreements. Each Stock-based Award under the Plan shall be evidenced by an Award Agreement that shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases. An Award Agreement and any required signatures thereon or authorization or acceptance thereof may be in electronic format.

3.5.     Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award (including, without limitation, the right of the Board or the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Exchange Act (“Rule 16b-3”).

3.6.     Minimum Vesting Period; Limitation on Committee Discretion. Notwithstanding anything in the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 4.1(b) in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.2); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

ARTICLE 4

STOCK SUBJECT TO THE PLAN

4.1.     Number of Shares.

(a)    Subject to adjustment as provided in Section 4.2, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed the sum of 40,000,000 plus Shares related to awards under the Predecessor Plans that are cancelled by reason of failure to earn the Shares issuable under, or the cash-settlement, forfeiture, termination, surrender, cancellation or expiration of, each Predecessor Plan Award. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one Share for each Share to which an Award relates; provided, however, that each Share issued pursuant to a Full-Value Award, shall reduce the aggregate Plan limit by 2.5 Shares. Shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(i)	If shares of Stock subject to an outstanding Award under this Plan are not issued, or are cash-settled, or are cancelled by reason of the failure to earn the Shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration of, such Award, then the shares of Stock subject to such Award shall, to the extent of such forfeiture or cancellation, again be available for Awards under the Plan and shall be adjusted to take into account any reduction under the Predecessor Plan for the issuance of Full-Value Awards. All awards under the Predecessor Plans outstanding on the Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to alter or otherwise modify the rights or obligations of the holders of those Predecessor Plan awards. Notwithstanding anything set forth herein to the contrary, if a Predecessor Plan award qualifies for grandfathered treatment under Section 162(m) of the Code, as a written and binding contract in existence on or before November 2, 2017 (and not materially modified thereafter), the Committee may not take any action that would cause the award to lose such grandfathered treatment.

(ii)	Shares of Stock shall not again be available if such Shares are surrendered or withheld as payment of either the exercise price or of withholding taxes in respect of an Award or a Predecessor Plan award.

(iii)	Shares reacquired by the Company in the open market using the proceeds of amounts received upon the exercise of Options shall not again be available for Awards under the Plan.

(iv)	The exercise or settlement of a SAR Award reduces the Shares available under the Plan by the total number of Shares to which the exercise or settlement of the SAR Award relates, not just the net amount of Shares actually issued upon exercise or settlement; Shares of Stock not issued upon exercise or settlement of such SAR Award shall not again be available for Awards under the Plan.

(v)	Awards payable or settled solely in cash shall not reduce the number of Shares available for issuance under the Plan.

(b)    Shares of Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

(c)    Subject to adjustment as provided in Section 4.2, the following limitations shall apply to Awards under the Plan:

(i)	the maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash compensation paid during the fiscal year to the non-employee Director in respect of the Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(ii)	All of the Shares that may be issued under this Plan may be issued as SARs or Options granted hereunder, provided that the number of Shares that may be issued under this Plan as Options which are Incentive Stock Options shall be limited to 5,000,000.

4.2.    Adjustments in Authorized Shares and Limitations. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the purchase price or grant date value applicable to outstanding Options or grant price applicable other Awards, the number of Shares provided in the limitations set forth in Sections 3.6 and 4.1(c) above, and other value determinations applicable to outstanding Awards. The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of Performance Periods. Any adjustment of any Options or SARs under this Section 4.2 shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code and Treasury Regulation Section 1.409A-1(b)(5)(D). The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Subject to the provisions of Article 15, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 424 of the Code, where applicable.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1.     Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants.

5.2.     Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees, Directors and Consultants to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee, Director or Consultant shall have any right to be granted an Award, or if previously granted an Award, to be granted a subsequent Award under this Plan.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1.     Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Stock Appreciation Rights under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. No Dividend or Dividend Equivalent Rights shall be paid or accrued on Stock Appreciation Rights.

6.2.    Exercise of SARs. To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the Award Agreement, which need not be the same for all Participants. SARs shall be exercised upon the terms and conditions the Committee, in its sole discretion, imposes upon the SARs, which may include, but are not limited to, a corresponding proportional reduction in Options or other Awards granted in tandem with such SARs.

6.3.    Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant); and

(b)    The number of Shares with respect to which the SAR is exercised.

Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once a SAR is granted, the Committee shall have no authority to reduce the price fixed by the Committee at the date of grant pursuant to Section 6.3(a) above, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant, or exchanged for cash or another Award, without the approval of the Company’s shareholders, except pursuant to Section 4.2 of the Plan related to an adjustment in the number of Shares or as otherwise provided in the Plan.

6.4.    Form of Payment. Payment to a Participant of the amount due upon SAR exercise will be made in Shares having a Fair Market Value as of the date of exercise equal to the amount determined under Section 6.3 above, except as the Committee may otherwise provide for the payment in cash in the applicable Award Agreement or any amendment or modification thereof.

6.5.     Duration of SAR. Each SAR shall expire at such time as the Committee shall determine in the Award Agreement, however, no SAR shall be exercisable later than the 10th anniversary of the date of its grant.

6.6.     Termination of Employment or Service. The disposition of SARs held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

6.7.    Non-transferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, except as may be permitted by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1.     Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Restricted Stock and Restricted Stock Units under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine.

7.2.     Transferability. Except as provided in this Article 7, the Shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or for such period of time as shall be established by the Committee and as shall be specified in the Award Agreement, or upon earlier satisfaction of other conditions (which may include the attainment of Performance Goals) as specified by the Committee in its sole discretion and set forth in the Award Agreement.

7.3.     Other Restrictions. The Committee shall impose any such other restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including, but not limited to, attainment of Performance Goals during the Period of Restriction, and the Committee may legend certificates representing Restricted Stock or record stop transfer orders with respect to un-certificated Shares to give appropriate notice of such restrictions.

7.4.    End of Period of Restriction. Except as otherwise provided in this Article 7, after the last day of the Period of Restriction, (a) Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant and (b) the Participant shall be entitled to receive one Share of Stock with respect to each Restricted Stock Unit. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend or stop transfer order removed. If delivery of Shares is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalents or interest during the deferral period.

7.5.     Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise specified in the applicable Award Agreement. Participants holding Restricted Stock Units will not have any voting rights with respect to such Restricted Stock Units.

7.6.     Dividends and Other Distributions. Except as otherwise provided by the Committee in the applicable Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder also shall include a Dividend Equivalent Right under which the Participant shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held.

7.7.     Termination of Employment or Service. The disposition of Restricted Stock and Restricted Stock Units held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

ARTICLE 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1.     Grant of Performance Units or Performance Shares. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Performance Units or Performance Shares under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine, including whether such award of Performance Units or Performance Shares includes Dividend Equivalent Rights.

8.2.     Value of Performance Units and Performance Shares. The Committee shall establish periods with respect to any Performance-Based Awards during which the Performance Goals specified by the Committee with respect to such Awards are to be measured (“Performance Periods”). Prior to each grant of Performance Units or Performance Shares, the Committee shall establish an initial value for each Performance Unit and an initial number of Shares for each Performance Share granted to each Participant for that Performance Period. Prior to each grant of Performance Units or Performance Shares, the Committee also shall set the Performance Goals that will be used to determine the extent to which the Participant receives a payment of the value of the Performance Units or number of Shares for the Performance Shares awarded for such Performance Period. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance that shall be applied to determine the extent to which the Participant shall receive a payout of the values of Performance Units and number of Performance Shares awarded.

8.3.    Payment of Performance Units and Performance Shares. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the Committee. The Committee shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 8.2 have been met. It will then determine the applicable percentage to be applied to, and will apply such percentage to, the value of Performance Units or number of Performance Shares to determine the payout to be received by the Participant.

8.4.    Form and Timing of Payment. The payment described in Section 8.3 herein shall be made in cash, Stock or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee. Dividends or Dividend Equivalents, if any, credited with respect to a Performance Unit or Performance Share Award shall not be payable to the Participant prior to payment, if any, described in Section 8.3. If any payment is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalents or interest during the deferral period.

8.5.     Dividends and Other Distributions. Except as otherwise provided by the Committee in the applicable Award Agreement, during the Performance Period, Participants holding Performance Shares or Performance Units granted hereunder also shall include a Dividend or Dividend Equivalent Right under which the Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying those Performance Shares or Performance Units while they are so held. Any such dividends or distributions whether paid in cash or Shares, shall be subject to the same performance goals as the Performance Shares or Performance Units with respect to which they relate and shall be paid only if and at the same time as the underlying Shares are paid.

8.6.    Termination of Employment or Service. The disposition of Performance Shares and Performance Units held by a Participant at the time of termination of such Participant’s employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

8.7.    Non-transferability. No Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 9

OPTIONS

9.1.     Grant of Options. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant Options under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant including, but not limited to, ISOs and NQSOs; however, only Employees may receive an Award of ISOs. No Dividend or Dividend Equivalent Rights shall be paid or accrued on Options.

9.2.     Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. Unless the Option Agreement shall specify that the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, the Option shall be a Nonqualified Stock Option whose grant is not intended to be subject to the provisions of Code Section 422.

9.3.     Option Price. The purchase price per share of Stock covered by an Option shall be determined by the Committee but shall not be less than 100 percent of the Fair Market Value of such Stock on the date the Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once an Option is granted, the Committee shall have no authority to reduce the Option price, nor may any Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price, or exchanged for cash or another Award, without the approval of the Company’s shareholders, except pursuant to Section  4.2 of the Plan related to an adjustment in the number of Shares.

9.4.     Duration of Options. Each Option shall expire at such time as the Committee shall determine in the Award Agreement, however, no Option shall be exercisable later than the 10th anniversary date of its grant.

9.5.     Exercise of Options. To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the Award Agreement, which need not be the same for all Participants.

9.6.     Payment. To the extent exercisable and not expired or forfeited, cancelled or otherwise terminated, Options shall be exercised by the delivery of a written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price upon exercise of any Option shall be payable to the Company in full either (a) in cash or its equivalent, including, but not limited to, delivery of a properly completed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the sale of the Shares subject to the Option exercise or to deliver loan proceeds from such broker to pay the exercise price and any withholding taxes due, (b) by delivery or deemed delivery through attestation of Shares having a Fair Market Value at the time of exercise equal to the total Option price, (c) by a combination of (a) or (b), or (d) such other methods as the Committee deems appropriate. The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes. As soon as practicable after receipt of written notification and payment, the Company shall deliver to the Participant certificates of Stock in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name.

9.7.     Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such Shares are then listed and under any state securities laws applicable to such Shares.

9.8.    Special Provisions Applicable to Incentive Stock Options. To the extent provided or required under Section 422 of the Code or regulations thereunder (or any successor Section or regulations thereto), the Award of Incentive Stock Options shall be subject to the following:

(a)    In the event that the aggregate Fair Market Value of the Stock (determined at the time the Options are granted) subject to ISOs held by a Participant that first becomes exercisable during any calendar year exceeds $100,000, then the portion of such ISOs equal to such excess shall be NQSOs;

(b)    An Incentive Stock Option granted to an Employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) Stock possessing more than 10 percent of the total combined voting power of all classes of Stock of the Company, shall have an exercise price which is at least 110 percent of the Fair Market Value of the Stock subject to the Option; and

(c)  No ISO granted to an Employee who, at the time of grant, has (within the meaning of Section 424(d) of the Code) Stock possessing more than 10 percent of the total combined voting power of all classes of Stock of the Company, shall be exercisable later than the fifth anniversary date of its grant.

9.9.    Termination of Employment or Service. The disposition of Options held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

9.10.    Non-transferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 10

ANNUAL AND OTHER INCENTIVE AWARDS

10.1.    Annual Incentive Awards. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant annual Awards under the Plan (“Annual Incentive Awards”) to Employees, Directors and/or Consultants and in such amounts and on such terms and conditions under this Section 10.1 which shall provide that:

(a)    Amounts earned by and paid to Participants as Annual Incentive Awards will be based upon achievement of Performance Goals established with respect to an applicable Performance Period.

(b)    Annual Incentive Awards shall be paid in cash, subject to the Committee providing that all or a portion of any such amount may be paid in Shares.

10.2.  Grant of Other Incentive Awards. Subject to the terms and conditions of the Plan, the Committee, in its sole discretion, at any time and from time to time, may grant other incentive Awards under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine. Such Awards (collectively, “Other Incentive Awards”) may include, but are not limited to:

(a)    Stock Award. An unrestricted transfer of ownership of Stock.

(b)    Awards under Deferred Compensation or Similar Plans. The right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Company.

(c)    Cash Award. An Award denominated in cash, subject to the achievement of Performance Goals during a Performance Period determined by the Committee, or that may be earned under a Company or Subsidiary bonus or incentive plan or program.

(d)    Other Incentive Awards. Other Incentive Awards that are related to or serve a similar function to those Awards set forth in this Section 10.2.

10.3.  Terms of Other Incentive Awards. Other Incentive Awards may be made in tandem, with, in replacement of or as alternatives to Awards under Articles 6, 7, 8 or 9 of this Plan or of any other incentive or employee benefit plan of the Company or any of its Subsidiaries. An Other Incentive Award may provide for payment in cash or in Stock or a combination thereof, as determined by the Committee.

10.4.   Limitations. Any amount earned with respect to an Award for which performance is measured over a Performance Period greater than one (1) year shall be deemed to have been earned ratably over the full and partial calendar years in such period.

10.5.  Termination of Employment or Service. The disposition of Annual Incentive Awards and Other Incentive Awards held by a Participant at the time of termination of employment or service as an Employee, Director or Consultant shall be determined in accordance with Article 11 below.

Article 11

TERMINATION OF EMPLOYMENT OR SERVICE

AS A DIRECTOR OR CONSULTANT

11.1.  Effect of Termination of Employment or Service. The disposition of each Award held by a Participant in the event of termination of employment or service as an Employee, Director or Consultant shall be as determined by the Committee and set forth in the applicable Award Agreement and any amendment or modification thereof, which disposition may differ from the provisions of Sections 11.2, 11.3 and 11.4 below. To the extent the applicable Award Agreement or an amendment or modification thereof does not expressly provide for such disposition, the disposition of the Award shall be determined in accordance with Sections 11.2, 11.3 or 11.4.

11.2.  Termination of Employment or Service Other Than Due to Death, Disability or Retirement. Except as otherwise provided by the Committee in the applicable Award Agreement, if the employment or service of a Participant shall terminate for any reason other than death, Disability or Retirement, then the following shall occur:

(a)    Each SAR and Option shall immediately be cancelled and terminated, provided that, to the extent such SAR or Option is vested as of such date of termination, such SAR or Option shall remain exercisable for 90 days following the date of termination (but not beyond the expiration date of such SAR or Option);

(b)    Any Shares of Restricted Stock or Restricted Stock Units, still subject to restrictions as of the date of such termination, shall automatically be forfeited and returned to the Company or cancelled, as applicable;

(c)    All Performance Units and Performance Shares shall be forfeited and no payment shall be made with respect thereto; and

(d)    No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee.

11.3.  Termination Due to Death or Disability. Except as otherwise provided by the Committee in the applicable Award Agreement, in the event the employment or service of a Participant is terminated by reason of death or Disability:

(a)    Each SAR and Option held by the Participant (whether or not exercisable prior to the date of termination) may be exercised on or before the expiration date of the SAR or Option;

(b)    Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units pursuant to Section 7.2 herein shall automatically terminate and the Shares of Restricted Stock shall thereby be free of restrictions and be fully transferable, and distribution of Shares with respect to Restricted Stock Units shall occur pursuant to Section 7.4 above; provided, however, that, with respect to any Restricted Stock or Restricted Stock Unit Award that is also a Performance-Based Award, the effect of termination due to death or Disability on such Award shall be determined applying the principles of Section 11.3(c) as if such Award was a Performance Share Award;

(c)    Each Performance Unit or Performance Share Award held by the Participant shall be deemed earned on a prorated basis and a prorated payment based on the Participant’s number of full months of service during the Performance Period, further adjusted based on the achievement of the Performance Goals during the entire Performance Period, as computed by the Committee, and shall be made at the time payments are made to Participants who did not terminate service during the Performance Period; and

(d)    No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee.

11.4.  Termination of Employment or Service Due to Retirement. Except as otherwise provided by the Committee in the applicable Award Agreement, in the event the employment or service of a Participant terminates by reason of Retirement:

(a)    Each SAR and Option which is fully exercisable at the date of termination shall continue to be exercisable until the expiration date of the SAR or Option;

(b)    Each SAR or Option Award that is not fully exercisable at the date of termination shall, to the extent exercisable continue to be exercisable, and to the extent not then exercisable shall become exercisable in accordance with the terms of the Award Agreement as if such Participant’s employment or service had not terminated, and shall remain exercisable until the expiration date of the SAR or Option;

(c)    Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units pursuant to Section 7.2 shall continue to apply and the Shares of Restricted Stock or Restricted Stock Units shall thereafter become free of restrictions and be freely transferable in accordance with the terms of the Award Agreement as if the Participant’s employment or service had not terminated; provided, however, that as of the date the Participant shall cease to be Retired, any Shares of Restricted Stock or Restricted

Stock Units still subject to restrictions automatically shall be forfeited and returned to the Company or cancelled, as applicable, and provided, further, that with respect to any Restricted Stock or Restricted Stock Unit Award which is also a Performance-Based Award, the effect of Retirement on such Award shall be determined applying the principles of Section 11.4(d) as if such Award was a Performance Share Award;

(d)    Each Performance Unit or Performance Share Award held by the Participant shall remain outstanding and be deemed earned as if the Participant’s employment or service had not terminated based on the achievement of the Performance Goals during the entire Performance Period, as determined by the Committee, and payment of the earned amount, if any, shall be made at the time payments are made to Participants who did not terminate service during the Performance Period;

(e)    No amounts shall be deemed earned or payable under any Annual Incentive Award or any Other Incentive Award, except as may be otherwise determined by the Committee; and

(f)    The disposition of any outstanding Award held by a Participant who dies while retired shall be determined in accordance with Section 11.3 as if the Participant’s employment or service had been terminated by reason of death.

Article 12

BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit (a “Beneficiary”). Each such designation of a Beneficiary will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing or electronically with the Committee during his or her lifetime. In the absence of any such designation, or if all designated Beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 13

RIGHTS OF PARTICIPANTS

13.1.  Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service as an Employee, Director or Consultant at any time, nor confer upon any Participant any right to continue his or her employment or to serve as an Employee, Director or Consultant of the Company or any of its Subsidiaries.

13.2.   Participation. No Employee, Director or Consultant shall have a right to be a Participant, or, having been a Participant in past years, to be a Participant in any subsequent year.

13.3.  No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan.

Except as expressly provided in this Plan, neither the Company nor any of its Subsidiaries shall be required or be liable to make any payment under the Plan.

13.4.  No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable Subsidiary. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company or any of its Subsidiaries. Nothing contained in the Plan constitutes a guarantee by the Company or any of its Subsidiaries that the assets of the Company or the applicable Subsidiary shall be sufficient to pay any benefit to any person.

13.5.  Rights as Shareholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round down the fraction.

13.6.  Election to Defer. To the extent provided by the Committee under this Plan or an applicable deferral plan established by the Company or a Subsidiary, the receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder, other than Options and SARs, may be deferred at the election of the Participant. Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Section 409A of the Code.

13.7.  Other Restrictions, Limitations and Recoupment (Clawback); Compliance with Law, Rules and Regulations. A Participant’s rights, payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (clawback), delayed or deferred payment or holding period requirements under the circumstances discussed in this Section 13.7(a) and 13.7(b).

(a)    Upon the occurrence of certain events or circumstances specified by the Committee in the Award Agreement, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) fraud, illegality or misconduct, (iii) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (iv) breach of any noncompetition, non-solicitation, confidentiality or other restrictive covenant that may apply to the Participant, (v) other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries, (vi) failure to comply with or satisfy risk management requirements or objectives or (vii) requirements of applicable laws, rules or regulations, including Regulatory Requirements (as defined in Section 18.3).

(b)    In accordance with the forfeiture or repayment provisions of any recoupment (clawback) policy of the Company or any Subsidiary as now in effect or as may be adopted by the Company or any Subsidiary from time to time, or forfeiture or repayment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards, including, but not limited to, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required under applicable law or Regulatory Requirements.

If (i) events or circumstances described in such forfeiture or payment provisions or requirements occur, (ii) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Participant knowingly or grossly negligently engaged in the misconduct, knowingly or grossly negligently failed to prevent the misconduct, or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or (iii) other circumstances subjecting Participants to the obligation to repay occur, then, for the Company to recoup (clawback) incentive or other compensation, the Participant shall reimburse the Company with respect to payments received upon exercise or in settlement of an Award earned or accrued, and/or outstanding Awards shall be reduced, surrendered, cancelled or forfeited in such amount and with respect to such time period as the Committee shall determine to be required by the applicable policy, law, rules or regulations.

13.8.    Participants Based Outside the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have Participants, the Committee, in its sole discretion, shall have the power and authority to:

(a)    Determine which Subsidiaries shall be covered by the Plan;

(b)    Determine which Employees, Directors and/or Consultants outside the United States are eligible to participate in the Plan;

(c)    Modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws;

(d)    Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

13.9.    Un-certificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on an un-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange. To the extent the Stock is un-certificated; references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

13.10.     Compliance with Code Section 409A. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto (collectively, “Section 409A”), except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A in a timely manner, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the case of amounts not intended to be deferrals of compensation subject to Section 409A, including, but not limited to, Annual Incentive Awards, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally binding right to payment or settlement. In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A. If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” (for purposes of Section 409A) constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six months and one day after the date of Participant’s “separation from service,” except as permitted under Section 409A.

ARTICLE 14

CHANGE IN CONTROL

14.1.     Effect of Change in Control of the Company. Notwithstanding any other provision of this Plan to the contrary and except as provided by the Committee in the applicable Award Agreement, the provisions of this Article 14 shall apply in the event of a Change in Control.

14.2.    Conditional Vesting. Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 14.3 (a “Replacement Award”) is provided to the Participant pursuant to Section 4.2 to replace an outstanding Award (the “Replaced Award”):

(a)    Each SAR and Option then outstanding shall become fully vested and exercisable;

(b)    Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units pursuant to Section 7.2 shall automatically terminate and the Shares of Restricted Stock shall thereby be free of restrictions and be fully transferable, and distribution of Shares with respect to Restricted Stock Units shall occur pursuant to Section 7.4, provided, however, that with respect to any Restricted Stock or Restricted Stock Unit Award which is also a Performance-Based Award, the effect of Change in Control on such Award shall be determined applying the principles of Section 14.2(c) as if such Award was a Performance Share Award;

(c)    Each Performance Unit or Performance Share Award held by the Participant shall be deemed earned and shall be paid the greater of (i) the extent, as determined by the Committee, to which the Performance Goals applicable to such Performance-Based Award have been met during the applicable Performance Period up through and including the effective date of the Change in Control and (ii) a pro rata portion of such Award equal to the target number of Performance Units or Performance Shares determined at the date of grant multiplied by the percentage of the Performance Period that has elapsed as of the effective date of the Change in Control; and

(d)    The treatment of any Annual Incentive Award or any Other Incentive Award shall be as determined by the Committee and reflected in the applicable Award Agreement.

14.3.    Replacement Awards. An Award shall meet the conditions of this Section 14.3 (and therefore be considered a Replacement Award for purposes of this Article 14) if:

(a)    it has a value at least equal to the value of the Replaced Award;

(b)    it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c)    its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 14.4).

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 14.3 are satisfied shall be made by the Committee, immediately prior to the Change in Control, in its sole discretion.

14.4.     Separation from Service. Upon an involuntary separation from service of a Participant, other than for “cause” by the Company (as defined in the Fifth Third Bancorp Executive Change in Control Severance Plan (the “Severance Plan”)), including a termination by the Company without “cause” or by the Participant for “good reason” (as defined in the Severance Plan) occurring in connection with or during the period of two years after a Change in Control, all Replacement Awards held by the Participant, to the extent not vested as of such separation, shall become fully vested, and if applicable, exercisable and free of restrictions, and for each Performance Unit or Performance Share Award will be paid according to the provisions of Section 14.2(c).

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1.     Amendment, Modification and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without shareholder approval:

(a)    except as provided in Section 4.2, increase the number of shares of Stock which may be issued under the Plan;

(b)    expand the types of Awards available to Participants under the Plan;

(c)    materially expand the class of persons eligible to participate in the Plan;

(d)    delete or limit the provisions in Sections 6.3 and 9.3 prohibiting the repricing of SARs and Options, respectively, or, except as provided under Section 4.2, reduce the price at which Shares may be offered under Options or the grant date price applicable to a SAR; or

(e)    extend the termination date for making Awards under the Plan.

In addition, the Plan shall not be amended without approval of such amendment by the Company’s shareholders if such approval is required under (i) the rules and regulations of the Nasdaq Global Select Market or another national exchange on which the Stock is then listed or (ii) other applicable law, rules or regulations.

15.2.     Amendment or Modification of Awards. Subject to Section 3.6, the Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including, without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

15.3.     Effect on Outstanding Awards. No such amendment, modification or termination of the Plan pursuant to Section 15.1, or amendment or modification of an Award pursuant to Section 15.2, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

ARTICLE 16

WITHHOLDING

16.1.     Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan.

16.2.     Stock Delivery or Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may provide that the withholding requirement be satisfied, or may permit Participants to elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a value on the date the tax is to be determined equal to the minimum total statutory tax withholding requirement imposed on the transaction or, if permitted by the Committee, such other withholding rate as will not cause adverse accounting consequences and is permitted under applicable tax withholding rules. All such Participant elections shall be made in writing or electronically and shall be subject to any procedures, restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 17

SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 18

REQUIREMENTS OF LAW

18.1.     Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2.     Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Ohio.

18.3.    Other Regulatory Requirements. Notwithstanding anything in this Plan or an Award Agreement to the contrary, it is intended that, to the extent required, this Plan and Awards granted hereunder comply with the requirements of any legislative or regulatory requirements or limitations which may become applicable to the Company and the Awards made hereunder (collectively, the “Regulatory Requirements”), including, but not limited to, provisions limiting payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated Employees, requiring that the Company may recover (clawback) bonus and incentive compensation to in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to Company and a Participant. The application of this Section 18.3 is intended to, and shall be interpreted, administered and construed to, cause the Plan and Awards to comply with the Regulatory Requirements and, to the maximum extent consistent with this Section 18.3 and the Regulatory Requirements, to permit the operation of the Plan and each Award in accordance with the terms and provisions thereof before giving effect to the provisions of this Section 18.3 or the Regulatory Requirements.